Company Press Release

Startec Obtains $35 Million Credit Facility

January 14, 1999 - Startec Global Communications Corporation, headquartered in Bethesda, Maryland (Nasdaq: STGC), announced today that it has closed a credit facility for $35 million with NTFC Capital Corporation, the financing arm of GE Capital. The line of credit is flexible and may be used to finance switches, associated telecommunications equipment, undersea fiber optic cables, and the expansion of facilities in the Company's targeted marketing areas.

"At Startec, we have previously demonstrated our ability to tap the public equity and high yield markets, and we have now achieved another milestone by obtaining vendor financing. This additional financing reflects the confidence the investment community has in our business model of positioning Startec to be a leading carrier of telecom services to the emerging economies," said Ram Mukunda, President and Chief Executive Officer of Startec.

"According to industry sources, this market niche is expected to grow to $40 billion in revenues by 2001. Startec is building the infrastructure and marketing prowess to capture a three to five percent market share. The NTFC credit facility increases our flexibility in financing our network deployment as we continue to invest in state-of-the-art technology, make strategic acquisitions, and introduce new products and services."

Startec Global Communications Corporation is a dual-sided facilities-based international long distance carrier, which markets its services to select ethnic U.S. residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination arrangements, allowing the Company to terminate traffic worldwide.

Visit Startec's web site on www.startec.com

This press release contains forward-looking statements that fall within the scope of Section 27A of the Securities Act of 1933, as amended, and Section 21 of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Investors are reminded that any such forward-looking statements are not guarantees of Startec Global Communications Corporation's future performance and involve risks and uncertainties. The Company's actual results may differ materially from the results anticipated by the forward-looking statements contained herein as a result of certain risk factors. These risk factors are discussed in further detail in the Company's SEC filings.

CONTACT:  Prabhav V. Maniyar
          Chief Financial Officer
          (301) 767 - 3944